                                  EXHIBIT 99.1

         This will confirm the agreement by and between the undersigned that the
Schedule 13D filed on or about this date with respect to the beneficial ownership of the undersigned of shares of common stock, par value $.01 per share, of Ckrush, Inc., a Delaware corporation, is being filed on behalf of each of the parties named below.

Date:    December 27, 2005

                                         /s/ Chester F. English III
                                         --------------------------
                                         Chester F. English III

                                         LIVINGSTON INVESTMENTS, L.L.C.

                                         By:  /s/ Chester F. English III
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                                            Chester F. English III
                                            Manager